Exhibit 99.1

Bank of South Carolina Corporation Announces Fourth Quarter Earnings

CHARLESTON, S.C., Jan. 14, 2016 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,226,972 or $.25 and $.24 basic and diluted per share, respectively, for the quarter ended December 31, 2015 – an increase of 2.99% from earnings for the quarter ended December 31, 2014 of $1,191,381 or $.24 basic and diluted per share, respectively. Returns on average assets and average equity for the twelve months ended December 31, 2015 were 1.29% and 12.64%, respectively, compared with 2014 returns on average assets and average equity of 1.23% and 12.12%, respectively. Earnings for the twelve months ended December 31, 2015 increased $485,468 or 11.04% to $4,884,287 compared to $4,398,820 for the twelve months ended December 31, 2014.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Consistent and fundamental banking has led to another year of record earnings for the bank. As we begin our 30th year of the bank's organization, we are reminded of the principles of service, responsiveness, and attention to detail that have guided us all these years. I am very proud of what our employees have accomplished."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	December 31,	December 31,
	2015	2014

Shares Outstanding
BKSC Common Stock	4,916,600	4,907,223

Book Value Per Share	$ 7.96	$ 7.49

Total Assets	$ 399,177,260	$ 367,225,802

3 Months Ending

Net Income	$ 1,226,972	$ 1,191,381

Basic Earnings Per Share	$ .25	$ .24

Diluted Earnings Per Share	$ .24	$ .24

Weighted Average Shares
Outstanding Basic	4,916,527	4,907,223

Weighted Average Shares
Outstanding Diluted	5,063,003	5,033,142

12 Months Ending

Net Income	$ 4,884,287	$ 4,398,820

Basic Earnings Per Share	$ .99	$ .90

Diluted Earnings Per Share	$ .96	$ .87

Weighted Average Shares
Outstanding Basic	4,912,499	4,907,208

Weighted Average Shares
Outstanding Diluted	5,067,085	5,032,211

CONTACT: Sheryl G. Sharry, TELEPHONE: (843) 724-1500